                                                                    Exhibit 99.1

[HAWK CORPORATION LOGO]

         HAWK ANNOUNCES SECOND QUARTER 2004 NET INCOME OF $.16 PER SHARE

           - COMPANY POSTS RECORD QUARTERLY REVENUES OF $63.4 MILLION
           - INCOME FROM OPERATIONS UP 36%
           - INCOME FROM CONTINUING OPERATIONS UP 25%
           - NET INCOME UP 200%

CLEVELAND, Ohio - August 3, 2004 - Hawk Corporation (AMEX: HWK) announced today that net sales from continuing operations for the second quarter of 2004 increased by 21.5% to $63.4 million from $52.2 million in the comparable prior year period. Increases were posted in each of the Company's business segments.

Income from continuing operations was $1.5 million or $.16 per diluted share in the second quarter of 2004 compared to $1.2 million or $.14 per diluted share in the comparable prior year period, an increase of 25.0%. The Company's worldwide effective tax rate was 55.8% in the second quarter of 2004. This second quarter effective tax rate incorporates the Company's most recent full year earnings expectations in order to achieve a full year effective tax rate of approximately 48.0%.

The Company's net sales of $63.4 million from continuing operations were the highest in its history surpassing the previous high set during the first quarter of 2004. The Company's net sales from continuing operations benefited from improved economic conditions and new business awards during the quarter in a number of the Company's end markets, including construction, agriculture, heavy truck, specialty friction and fluid power. In addition, during the second quarter, the Company shipped an initial stocking order of its Hawk Performance(R) brand brake pads to Pep Boys automotive retail outlets for the national rollout of its performance brake components. The effect of foreign currency exchange rates accounted for 1.4% of the net sales increase during the quarter. The net sales increase was partially offset by sales declines resulting from the previously announced June 2003 sale of an automotive product line, which reported sales of $1.0 million in the second quarter of 2003.

Income from operations in the second quarter of 2004 increased 35.6% to $6.1 million compared to $4.5 million in the prior year period. As a percentage of net sales, the Company's operating margin improved to 9.6% in the second quarter of 2004 from 8.6% in the comparable quarter of 2003. The favorable operating leverage was the result of increased sales volumes, higher absorption of fixed manufacturing costs and continued implementation of lean manufacturing and cost-out programs throughout the organization. The gains were dampened by surcharges on a number of our raw materials, production inefficiencies and freight expediting costs resulting from availability issues on steel shipments, product mix, and to a lesser extent, restructuring costs relating to the Company's new facility in Oklahoma.

Ronald E. Weinberg, Hawk's Chairman and CEO, said, "We are pleased with the second quarter results particularly because our sales growth and income from operations during the period surpassed the high end of our most recently issued guidance. We anticipate continued strength in our end markets for the balance of 2004." Mr. Weinberg continued, "We have noted that based on our increased sales in the quarter, there has been less than the expected pull-through of profit margin to our operating results. Management is working proactively to pass on the surcharges we have encountered and to respond to the production disruptions caused by material shortages in the face of increased market demand."

For the six month period ended June 30, 2004, net sales from continuing operations were $123.7 million, an increase of $16.8 million or 15.7%, from $106.9 million in the comparable prior year period. Income from operations for the same six month period increased $3.6 million, or 43.9%, to $11.8 million from $8.2 million in the comparable prior period. As a percent of net sales, income from operations increased to 9.5% for the first six months of 2004 compared to 7.7% in the comparable period of 2003.

The Company reported net income of $1.5 million, or $.16 per diluted share, in the second quarter of 2004 compared to net income of $0.5 million, or $.05 per diluted share in the comparable prior year period, an increase of 200.0%. This improvement in net income was the result of the Company's increased earnings from continuing operations and the elimination of net losses from the Company's discontinued motor segment through better operating performance. This improvement was partially offset by the higher worldwide effective tax rate for the period.

BUSINESS SEGMENT RESULTS

In the friction segment, second quarter net sales increased $7.6 million or 23.8%, to $39.5 million from $31.9 million in the year-ago period. Primary drivers of the sales increase were new sales from the initial stocking order to Pep Boys automotive retail outlets, market share gains primarily in the construction market, improved conditions in the Company's construction, agriculture, truck and aerospace markets, increased sales to the aftermarket and the fleet market, increased sales from the Company's Italian facility, and to a lesser extent, favorable foreign currency exchange rates. The effect of foreign currency exchange rates accounted for 2.3% of the net sales increase during the quarter. These increases were partially offset by sales declines from the Company's sale of its automotive stamping product line which reported sales of $1.0 million in the second quarter of 2003. Net sales in the friction segment for the six months ended June 30, 2004 increased 18.7% to $75.0 million from $63.2 million in the comparable prior year period.

Net sales at the Company's Italian facility, on a local currency basis, increased 24.4% in the second quarter of 2004 compared to the same period in 2003 as a result of market share gains, economic improvement and new product introductions in the period.

Income from operations in the friction segment during the second quarter of 2004 increased 21.1%, to $4.6 million compared to $3.8 million in the prior year period. The increase was the result of improved sales volumes in all of the markets served by the Company which provided a higher absorption of fixed manufacturing costs and the continued implementation of cost-out programs throughout the segment. The gains were partially offset by higher material costs due to raw material surcharges, increased operating costs to support the higher sales activity and limited availability of product during the period, increased labor and incentive compensation costs, restructuring costs associated with the Company's new manufacturing facility in Oklahoma and product mix. For the six months ended June 30, 2004, income from operations increased $2.1 million, or 32.8%, to $8.5 million from $6.4 million in the comparable prior year period. As a percentage of net sales, the segment's operating margin improved to 11.3% during the first six months of 2004 from 10.1% in the comparable period of 2003.

In the Company's precision components segment, net sales increased 17.1% to $19.9 million in the second quarter of 2004 from $17.0 million in the comparable prior year period. The increase during the quarter was driven by the continued improvements in the industrial markets served by this segment. The segment experienced increases in its fluid power, appliance, truck and power tool markets, partially offset by a slight decline in the lawn and garden market during the quarter. Net sales for the six months ended June 30, 2004, were up $4.1 million, or 11.3%, to $40.5 million from $36.4 million in the prior year.

Income from operations in the precision components segment in the second quarter of 2004 was $1.2 million compared to $0.6 million during the comparable quarter of 2003, an increase of 100.0%. The increase was primarily due to the increased sales volumes as well as product mix. The segment continues to support the start-up of its new facility in China. During the second quarter of 2004, operating costs increased when compared to the 2003 prior year period as the Company incurred increased personnel costs to support the production levels at this new facility. As a percentage of net sales, the segment's operating margin improved to 6.0% in the second quarter of 2004 from 2.9% in the comparable quarter of 2003. For the six months ended June 30, 2004, income from operations increased 84.6% to $2.4 million from $1.3 million in the prior year. As a percentage of net sales, the segment's operating margin improved to 5.9% for the six month period ended June 30, 2004 from 3.6% in the comparable prior year period.

Net sales in the Company's performance racing segment increased 21.2%, to $4.0 million in the second quarter of 2004 compared to $3.3 million in the prior year period. The increase in net sales was primarily caused by the introduction of new products during the quarter. Net sales for the six months ended June 30, 2004 increased 12.3% to $8.2 million from $7.3 million in the prior year.

Income from operations in the performance racing segment in the second quarter of 2004 increased by 200.0% to $0.3 million compared to $0.1 million in the comparable prior year period. For the six month period ended June 30, 2004, income from operations was $0.9 million compared to $0.5 million in the prior year, an increase of 80.0%. As a percentage of net sales, the segment's operating margin improved to 11.0% for the six month period ended June 30, 2004 from 6.8% in the comparable prior year period.

WORKING CAPITAL AND LIQUIDITY

As of June 30, 2004 working capital, exclusive of the Company's senior credit facility increased by $6.0 million from December 31, 2003 levels. The increase was largely the result of growth in the Company's receivable levels as a result of the higher sales volumes and expanded inventory levels to support the increased production volumes. Principal amounts outstanding under the Company's senior credit facility increased by $5.0 million, to $29.1 million, compared to $24.1 million at December 31, 2003. The increase was primarily to support the growth of the Company's working capital assets. The principal amounts outstanding under the Company's senior credit facility as of June 30, 2004 decreased by $2.5 million or 7.9% from the amount outstanding as of March 31, 2004. Borrowing availability under the Company's senior credit facility continued to increase during the period.

BUSINESS OUTLOOK

"Our year to date results have benefited from the continuing economic improvements and the sales demand increases to our customers as well as the continued implementation of our technology initiatives. We have been awarded a number of new product programs that we believe will lead to continued sales growth during the balance of this year. Additionally, sales from our Italian operation should remain robust for the balance of 2004. As a result of this sales momentum, we believe our revenues will increase in the third quarter of 2004 by approximately 8% to 10% compared to the third quarter of 2003," stated Mr. Weinberg. "We believe that we are positioned to achieve our previously stated revised net sales growth objectives of 10% to 13% and operating income from continuing operations of 55% to 60%, respectively, for the full year 2004. We will continue to pursue our growth initiatives which we believe will provide future sales opportunities for all of our businesses."

THE COMPANY

Hawk Corporation is a leading worldwide supplier of highly engineered products. Its friction products group is a leading supplier of friction materials for brakes, clutches and transmissions used in airplanes, trucks, construction equipment, farm equipment, recreational and performance automotive vehicles. Through its precision components group, the Company is a leading supplier of powder metal and metal injected molded components used in industrial, consumer and other applications, such as pumps, motors and transmissions, lawn and garden equipment, appliances, small hand tools, trucks and telecommunications equipment. The Company's performance racing group manufactures clutches and gearboxes for motorsport applications and performance automotive markets. Headquartered in Cleveland, Ohio, Hawk has approximately 1,600 employees at 16 manufacturing, research, sales and administrative sites in 5 countries.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements concerning sales, market share, foreign operations, working capital and other statements that involve risks and uncertainties. These forward-looking statements are based upon management's expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company and which could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to: the ability of the Company to meet the terms of its credit facilities, including the numerous financial covenants and other restrictions; the effect of our debt service requirements on funds available for operations and future business opportunities and our vulnerability to adverse general economic and industry conditions and competition; our ability to effectively utilize all of our manufacturing capacity as the industrial and commercial end-markets we serve improve; the timely completion of the construction of the new facility in our friction products segment; the ability to hire and train qualified people at the new facility; the ability to transfer production to the new facility and commence production at the new facility without causing customer delays or dissatisfaction; the ability to achieve the projected cost savings at the new facility, including whether the cost savings can be achieved in a timely manner; whether or not Hawk's motor segment will be sold and if sold whether the sale can take place in the time or at the price projected by Hawk; whether or not the motor segment will be able to improve its operating performance during the selling process; higher than anticipated costs related to the sale of Hawk's motor segment; the impact on our gross profit margins as a result of changes in our product mix; the effect of general economic and industry conditions and competition; the ability of the Company to begin generating profits from its facilities in China and to turn a profit at our start-up metal injection molding operation; the effect of the transfer of manufacturing to China and other lower wage locations by other manufacturers who compete with us; the effect of changes in international laws and regulations and currency exchange rates; the effect of competition by manufacturers using new or different technologies; the ability of the Company to successfully negotiate new agreements with its unions as they come due; the effect of any interruption in the Company's supply of raw materials or a substantial increase in the price of raw materials; the continuity of business relationships with major customers; and the ability of the Company's aircraft component products to meet stringent Federal Aviation Administration criteria and testing requirements.

Actual results and events may differ significantly from those projected in the forward-looking statements. Reference is made to Hawk's filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2003, its quarterly reports on Form 10-Q, and other periodic filings, for a description of the foregoing and other factors that could cause actual results to differ materially from those in the forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

INVESTOR CONFERENCE CALL

A live Internet broadcast of the Company's conference call discussing quarterly and year to date results can be accessed via the investor relations page on Hawk Corporation's web site (www.hawkcorp.com) on Tuesday, August 3, 2004 at 1:00 p.m. Eastern time. An archive of the call will be available shortly after the end of the conference call on the investor relations page of the Company's web site.

CONTACT INFORMATION

Ronald E. Weinberg, Chairman, CEO and President
(216) 861-3553
Thomas A. Gilbride, Vice President - Finance
(216) 861-3553

INVESTOR RELATIONS CONTACT INFORMATION

John Baldissera, BPC Financial Marketing
(800) 368-1217

Hawk Corporation is online at: http://www.hawkcorp.com/

                                HAWK CORPORATION
                CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  THREE MONTHS ENDED          SIX MONTHS ENDED
                                                                        JUNE 30,                   JUNE 30,
                                                                 ----------------------    ----------------------
                                                                   2004         2003         2004         2003
                                                                 ---------    ---------    ---------    ---------

Net sales                                                         $ 63,376     $ 52,193     $123,671     $106,854
Cost of sales                                                       47,615       39,320       92,186       80,995
                                                                  --------     --------     --------     --------
Gross profit                                                        15,761       12,873       31,485       25,859

Selling, technical and administrative expenses                       9,304        8,227       19,132       17,295
Restructuring costs                                                    221                       221
Amortization of intangibles                                            182          192          366          389
                                                                  --------     --------     --------     --------
Total expenses                                                       9,707        8,419       19,719       17,684

Income from operations                                               6,054        4,454       11,766        8,175

Interest expense                                                    (2,549)      (2,737)      (5,077)      (5,482)
Interest income                                                         12           15           25           27
Other (expense) income, net                                           (197)         274         (519)           9
                                                                  --------     --------     --------     --------
Income from continuing operations
   before income taxes                                               3,320        2,006        6,195        2,729
Income tax provision                                                 1,853          800        2,973        1,128
                                                                  --------     --------     --------     --------
Income from continuing operations                                    1,467        1,206        3,222        1,601
Income (loss) from discontinued operations,
  net of tax                                                             4         (737)           9       (1,013)
                                                                  --------     --------     --------     --------
Net income                                                        $  1,471     $    469     $  3,231     $    588
                                                                  ========     ========     ========     ========
Diluted earnings per share:
Earnings from continuing operations                               $    .16     $    .14     $    .36     $    .18
Discontinued operations, net of tax                                    .00         (.09)         .00         (.12)
                                                                  --------     --------     --------     --------
Earnings per diluted share                                        $    .16     $    .05     $    .36     $    .06
                                                                  ========     ========     ========     ========
Diluted shares outstanding                                           8,806        8,578        8,782        8,578

                                                                 THREE MONTHS ENDED                    SIX MONTHS ENDED
                                                                       JUNE 30,                            JUNE 30,
                                                               -----------------------            --------------------------
                                                                2004            2003                2004              2003
                                                               -------         -------            --------          --------
OTHER DATA:
Depreciation and amortization:
   Continuing operations                                       $2,632          $ 2,675            $  5,448          $  5,381
   Discontinued operations                                     $    -          $   259            $      -          $    459

SEGMENT DATA:
Net sales
   Friction products                                           $39,523         $31,872            $ 75,011          $ 63,171
   Precision components                                         19,841          16,993              40,439            36,359
   Racing                                                        4,012           3,328               8,221             7,324
                                                               -------         -------            --------          --------
Total                                                          $63,376         $52,193            $123,671          $106,854

Gross profit
   Friction products                                           $10,240         $ 8,705            $ 19,827          $ 16,290
   Precision components                                          4,477           3,274               9,314             7,418
   Racing                                                        1,044             894               2,344             2,151
                                                               -------         -------            --------          --------
Total                                                          $15,761         $12,873            $ 31,485          $ 25,859

Income from operations:
   Friction products                                           $ 4,609         $ 3,805            $  8,483          $  6,405
   Precision components                                          1,139             523               2,379             1,247
   Racing                                                          306             126                 904               523
                                                               -------         -------            --------          --------
Total                                                          $ 6,054         $ 4,454            $ 11,766          $  8,175

                                             HAWK CORPORATION
                                  CONSOLIDATED BALANCE SHEET (UNAUDITED)
                                              (IN THOUSANDS)

                                                                 JUNE 30,         DECEMBER 31,
                                                                   2004               2003
                                                                 --------         ------------
ASSETS
Current assets
   Cash and cash equivalents                                     $  2,880             $ 3,365
   Accounts receivable                                             41,990              32,272
   Inventories                                                     37,900              35,424
   Taxes receivable                                                   496                 521
   Deferred tax asset                                               3,537               3,551
   Other current assets                                             5,032               4,032
   Assets of discontinued operations                                5,557               4,302
                                                                 --------            --------
Total current assets                                               97,392              83,467

Property, plant and equipment, net                                 65,549              63,136
Goodwill                                                           32,495              32,495
Other intangible assets                                             9,538               9,904
Other assets                                                        4,248               4,547
                                                                 --------            --------
Total assets                                                     $209,222            $193,549
                                                                 ========            ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
   Accounts payable                                              $ 25,465            $ 21,569
   Other accrued expenses                                          21,458              18,185
   Short-term debt                                                    980               1,326
   Bank facility                                                   29,071              24,059
   Current portion of long-term debt                                  693               1,148
   Liabilities of discontinued operations                           5,216               3,652
                                                                 --------            --------
Total current liabilities                                          82,883              69,939

Long-term debt                                                     68,013              68,443
Deferred income taxes                                               4,345               4,360
Other                                                               9,191               9,102
Shareholders' equity                                               44,790              41,705
                                                                 --------            --------
Total liabilities and shareholders' equity                       $209,222            $193,549
                                                                 ========            ========

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